REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM



To the Shareholders and Board of Trustees
PARADIGM Funds Trust


We have audited the accompanying statements of assets and liabilities in liquidation of the PARADIGM
Advantage Series, PARADIGM Adviser Series and PARADIGM
Institutional Series, each a series of shares of beneficial interest of PARADIGM Funds Trust (the Funds) as of December 31, 2007, and the related statements of operations for the year then ended, changes in net assets in liquidation for the year then ended and the period from January 3, 2006 (commencement of operations) to December 31, 2006 and cash flows for the year then ended and the financial highlights for the year then ended and the period from January 3, 2006
(commencement of operations) to December 31, 2006.
These financial statements and financial highlights are the responsibility of the Funds management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board
(United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 3 to the financial statements, on December 4, 2007, the Funds offered to repurchase up to 100% of the aggregate of their shares of beneficial interest at the December 31, 2007 net asset value upon the terms outlined in the Repurchase Offer resulting in the liquidation of the Funds becoming imminent. The
Board of Trustees approved the tender of 100% of the Funds shares of beneficial interest. As a result, the Funds changed their basis of accounting under accounting principles generally accepted in the United States of America from a going concern basis to a liquidation basis as of December 31, 2007.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position in liquidation of the PARADIGM Advantage Series, PARADIGM Adviser
Series and PARADIGM Institutional Series as of December
31, 2007, the results of their operations for the year then ended, the changes in their net assets in liquidation for the year then ended and the period from January 3, 2006 (commencement of operations) to December
31, 2006, their cash flows for the year then ended and their financial highlights for the year then ended and the period from January 3, 2006
(commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.



BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
July 24, 2008